UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2023

FREQUENCY THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39062	47-2324450
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Hayden Avenue, Suite 300

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

(781) 315-4600

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	FREQ	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 28, 2023, Frequency Therapeutics, Inc. (the “Company”) received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days, the bid price for the Company’s common stock, par value $ 0.001 per share (the “Common Stock”), had closed below the $1.00 per share minimum bid price requirement for continued inclusion on the Nasdaq Global Select Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Requirement”).

The deficiency letter has no immediate effect on the listing of the Common Stock on the Nasdaq Global Select Market and the Common Stock will continue to trade on The Nasdaq Global Select Market under the symbol “FREQ,” subject to the Company’s compliance with the other continued listing requirements of The Nasdaq Global Select Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days from receipt of the notification letter, or until September 25, 2023, to regain compliance with the Bid Price Requirement. To regain compliance, the closing bid price for the Common Stock must be at least $1.00 per share for a minimum of 10 consecutive business days prior to September 25, 2023, unless Nasdaq exercises its discretion to extend this period pursuant to Nasdaq Listing Rule 5810(c)(3)(H). There can be no assurance the Company will be able to regain compliance or that Nasdaq will extend the compliance period.

If the Company does not regain compliance with the Bid Price Requirement by September 25, 2023, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company must submit an application to transfer the listing of the Common Stock to The Nasdaq Capital Market, which requires the Company to meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, other than the Bid Price Requirement. The Company would also need to pay an application fee to Nasdaq and will need to provide written notice of its intention to cure the deficiency during the additional compliance period. As part of its review process, Nasdaq will make a determination of whether it believes the Company will be able to cure this deficiency.

If the Company does not regain compliance within the compliance period(s), Nasdaq will provide written notification to the Company that the Common Stock will be subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq Listing Qualifications Panel. There can be no assurance that, if the Company decides to appeal the delisting determination, such appeal would be successful.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2023, Carl LeBel, Ph.D., Chief Development Officer of Frequency Therapeutics, Inc. (the “Company”), was notified by the Company that his employment would be terminated on March 31, 2023 (the “Separation Date”) as part of a reduction in force that was previously announced by the Company.

On March 23, 2023, Dr. LeBel and the Company entered into a Separation Agreement (the “Separation Agreement”) pursuant to which, provided that Dr. LeBel does not revoke the Separation Agreement within seven days of signing it and complies with the terms of the Separation Agreement, including his grant of a general release of claims in favor of the Company and its affiliates, the Company will (i) continue to pay Dr. LeBel’s base salary for a period of 12 months from the Separation Date (the “Severance Period”), (ii) should Dr. LeBel elect to continue receiving group medical and dental coverage through COBRA, continue to pay the portion of the premium for Dr. LeBel’s coverage that it would pay for active and similarly situated employees during the Severance Period, unless Dr. LeBel is no longer eligible for COBRA coverage or becomes eligible for coverage by a subsequent employer, and (iii) pay Dr. LeBel $200,783.81, which is equal to 100% of his 2023 bonus opportunity as of the Separation Date.

The foregoing description is qualified in its entirety by the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement by and between Frequency Therapeutics, Inc. and Carl LeBel, dated March 23, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREQUENCY THERAPEUTICS, INC.

Date: March 29, 2023	By:	/s/ David L. Lucchino
	Name:	David L. Lucchino
	Title:	President and Chief Executive Officer